As filed with the Securities and Exchange Commission on June 30, 2000

                                                    Registration No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                             _________________

                              PHOTRONICS, INC.
         (Exact name of registrant as specified in its charter)


Connecticut                           3559                     06-0854886
(State or other      (Primary Standard Industrial        (I.R.S. Employer
jurisdiction         Classification Code Number)       Identification No.)
of incorporation)

                                   1061 East Indiantown Road
                                    Jupiter, Florida  33477
                                         (561) 745-1222
                      (Address, including zip code, and telephone number,
              including area code, of registrant's principal executive offices)

                                   Jeffrey P. Moonan, Esq.
                       Executive Vice President and General Counsel
                                      Photronics, Inc.
                                       15 Sector Road
                              Brookfield, Connecticut  06804


                                          Copies to:
                                 Steven L. Wasserman, Esq.
                           Paul, Hastings, Janofsky & Walker LLP
                                        399 Park Avenue
                                New York, New York  10022-4697
                                        (212) 318-6000

            Approximate date of commencement of proposed sale to the public:
    From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following. ___

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following. X
                                                 ___

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier registration statement for the same offering. ___

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. ___

                                 CALCULATION OF REGISTRATION FEE

                                                  Proposed
Title                           Proposed          maximum
of shares       Amount          maximum           aggregate    Amount of
to be           to be           aggregate         offering     registration
registered      registered      price per unit    price (1)    fee
-----------     ----------      --------------   -----------   -----------
Common Stock,    1,000,000      Not Applicable   $27,220,000   $7,186.08
par value        shares
$.01 per share

(1) Estimated solely for the purposes of calculating the registration fee based on the average of the high and low sales prices of the Common stock on the Nasdaq National Market on June 23, 2000.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until this Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                            SUBJECT TO COMPLETION
               Preliminary Prospectus Dated July --, 2000

                                 Prospectus

                              PHOTRONICS, INC.

                              1,000,000 Shares

                                Common Stock


                           -------------------------


The Selling Shareholders:  The selling shareholders identified in this prospectus are selling 1,000,000 shares of the common stock, par value $.01 per share, of Photronics, Inc. ("Photronics" or the "Company"), which were sold to the selling shareholders by us in a private financing.

                           We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling shareholders.

Offering Price:            The selling shareholders may sell the shares of
                           common stock described in this prospectus in a number of different ways and at varying prices.
                           We provide more information about how the selling shareholders may sell their shares in the section titled "Plan of Distribution" on page -.

Trading Market:            Our common stock is listed on the Nasdaq National
                           Market under the symbol "PLAB." On June 29, 2000, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $28.06 per share.

Risks: Investing in our common stock involves certain risks. See "Risk Factors" beginning on page _____.


The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                          The date of this prospectus is July --, 2000

                                   SUMMARY

     We are a leading manufacturer of photomasks, which are used primarily by the semiconductor industry in the manufacture of integrated circuits. Based upon available market information, we believe that Photronics is one of the largest photomask manufacturers in the world.

     Photronics' principal executive offices are located at 1061 East Indiantown Road, Jupiter, Florida 33477 (telephone (561) 754-1222).

                                  RISK FACTORS

     Prospective purchasers of the shares should consider carefully the following risk factors relating to the offering and our business, together with the information and financial data included or incorporated by reference in this prospectus, prior to making an investment decision.

We may have difficulties in combining the operations of Photronics and Align-Rite.

     In June, 2000, we completed our merger with Align-Rite International, Inc. ("Align-Rite"), a photomask manufacturer. We may not be able to combine successfully our operations and Align-Rite's. There are a large number of systems that must be integrated including management information, purchasing, accounting and finance, sales, billing and payroll and benefits. The integration of Photronics and Align-Rite also will require significant attention from management, possibly reducing its ability to focus on other operations or projects. Any delays or increased costs of combining the two companies could adversely affect Photronics and disrupt its operations. As a result of the merger, Photronics and/or Align-Rite may experience the loss of key personnel.

We depend on demand for integrated circuit design activity by the semiconductor industry, which fluctuates.

     We sell substantially all of our photomasks to semiconductor designers and manufacturers. We believe that the demand for photomasks primarily depends on integrated circuit design activity rather than the volume of semiconductor sales. Consequently, an increase in semiconductor sales does not necessarily result in a corresponding increase in photomask sales. In addition, the reduced use of customized integrated circuits or other changes in the technology or methods of manufacturing semiconductors could reduce demand for photomasks even if demand for semiconductors increases. Further, advances in semiconductor and photomask design and semiconductor production methods could reduce the demand for photomasks. We cannot assure you that any of the preceding factors will not have a material adverse effect on our business and results of operations.

We may experience fluctuations in our quarterly operating results.

     We have experienced fluctuations in our quarterly operating results and we anticipate that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the price of our common stock. Our operating results may fluctuate as a result of many factors, including:

     -   size and timing of orders and shipments;
     -   loss of significant customers;
     -   product mix;
     -   technological change;
     -   competition; and
     -   general economic conditions.

     Our customers generally order our products on an as-needed basis, and substantially all of our net sales in any quarter are dependent on orders received during that quarter. Since we operate with a limited backlog and the rate of new orders may vary significantly from month to month, our capital expenditures and expense levels are based primarily on sales forecasts. Consequently, if anticipated sales in any quarter do not occur when expected, capital expenditures and expense levels could be disproportionately high, and our operating results would be adversely affected. Due to these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. In addition, in some future quarters our operating results could be below the expectations of public market analysts and investors, which, in turn, could materially adversely affect the market price of our common stock.

Rapid technological change may affect our operations.

     To remain competitive, we will be required to continually anticipate, respond to and utilize changing technologies occurring within the photomask industry. In particular, we believe that as semiconductor geometries continue to become smaller, we will be required to manufacture more technologically advanced photomasks. These technologies currently are in developmental stages and we have not yet manufactured these types of photomasks in significant volume. In addition, demand for photomasks has been and could in the future be adversely affected by changes in methods of semiconductor manufacturing, which could affect the type or quantity of photomasks utilized, or increased market acceptance of alternative methods of transferring circuit designs onto semiconductor wafers which could reduce or eliminate the need for photomasks. If we were unable to anticipate, respond to or utilize these or other changing technologies, our business and results of operations could be materially adversely affected.

Our operations require significant capital investments.

     The manufacture of photomasks requires a significant investment in fixed
assets.   We expect that we will be required to continue to make significant capital expenditures to expand and improve our operations. If we cannot make such expenditures, it could adversely affect our ability to satisfy customer requirements. We cannot assure you that we will be able to obtain any additional capital on reasonable terms, or at all, or that any such expenditures will not increase our costs without corresponding increases in revenues or net income.

Photronics depends on major customers, the loss of which could adversely affect its operating results and financial condition.

     Approximately 35% of Photronics' net sales in fiscal 1999 was derived from sales to its five largest customers. Although we have arrangements which assure us a specified amount of some customers' requirements as long as our performance is satisfactory, we generally do not have contracts requiring customers to purchase any minimum quantity of photomasks. Any loss of, or significant reduction in, orders from any of these customers could have a material adverse effect on Photronics' business and results of operations.

Photronics depends on major suppliers and the inability to obtain equipment or raw materials when required could affect adversely its business and results of operations.

     Photronics relies on a limited number of photomask equipment manufacturers to develop and supply the equipment used in the photomask manufacturing process. Photronics uses significant manufacturing systems that usually are built to order and typically have order lead times that can exceed one year. Further, Photronics relies on equipment suppliers to develop future generations of manufacturing systems to support its requirements. The inability to obtain equipment when required could have a material adverse affect on our business and results of operations.

     Photronics uses high precision quartz photomask blanks, protective transparent cellulose membranes and electronic grade chemicals in our manufacturing processes. Any delays or quality problems in connection with significant raw materials, particularly photomask blanks, could cause delays in shipments of photomasks which could adversely affect our business and results of operations. The fluctuation of foreign currency exchange rates with respect to prices of significant raw materials used in manufacturing also could have a material adverse effect on our business and results of operations, although they have not been material to date.

Our acquisition strategy could place significant demands on our management and systems.

     Photronics has rapidly expanded its operations, primarily by acquisitions of existing photomask manufacturing operations. This expansion has placed, and will continue to place, significant demands on our administrative, operational and financial personnel and systems. Managing acquired operations, including Align-Rite, entails numerous operational and financial risks, including difficulties in the assimilation of acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired operations. Sales of acquired operations also may decline following an acquisition, particularly if there is an overlap of customers served by us and the acquired operation, and such customers transition to another vendor in order to ensure a second source of supply. In addition, we have experienced in the past, and could experience in the future, difficulties and delays in ramping up new production facilities. Our failure to successfully manage our expanding operations could have a material adverse effect on our business and results of operations.

Our operations in international markets could pose risks.

     Sales in international markets account for significant portions of Photronics' revenues and we plan to continue to expand our international operations. Revenues from international markets accounted for 22% of Photronics' revenues for its fiscal year ended October 31, 1999. We believe that achieving additional international sales in markets in which we have no manufacturing presence requires us to develop, among other things, a local presence in these markets. Such strategy requires a significant investment of financial, management, operational and other resources. In international markets where we do not have a significant presence, existing independent photomask suppliers have local presences and market share. Accordingly, we would likely experience competition as we expand to new markets which could adversely affect our ability to establish a significant presence in the international markets that we target. In addition, existing and any new operations outside the United States can be affected by:

     -   fluctuations in exchange rates;
     -   political and economic conditions in various countries;
     -   unexpected changes in regulatory requirements;
     -   tariffs and other trade barriers;
     -   difficulties in staffing and managing foreign operations; and
     - longer accounts receivable payment cycles and potentially adverse tax consequences.

     To date, none of these factors has significantly affected our operations. However, Photronics continues to consider expansion in international markets, including into markets that have experienced economic instability in recent years. We cannot assure you that these factors will not have a material adverse effect on our ability to generate sales outside the United States in our current markets or in markets to which we choose to expand. Consequently, these factors may have a material adverse effect on our business and results of operations.

We depend on key personnel of Photronics and Align-Rite.

     Our success, in part, depends upon key managerial, engineering and technical personnel, as well as our ability to continue to attract and retain additional personnel. The loss of key personnel could have a material adverse effect upon our business and results of operations. The photomask industry depends on the ability to provide to customers prompt and cost effective service. Customers frequently require that orders be filled within 24 hours of being placed. The loss of sales personnel to competitors could result in the loss of revenues. The loss of engineering and technical personnel could diminish manufacturing efficiency. We cannot assure you that Photronics can retain its key managerial, sales, engineering and technical employees and those of Align-Rite or that we can attract similar skilled employees in the future.

Forward-looking statements

     Several statements about Photronics contained in this prospectus, including statements containing the words "believes", "anticipates", "intends", "expects", and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve numerous known or unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those in forward looking statements, many of which are beyond the control of Photronics include:

     - general economic and business conditions, both nationally and internationally and including in those localities in which Photronics operates manufacturing facilities;
     - uncertain demand for photomasks and the cyclical nature of the semiconductor industry;
     -   rapid technological changes;
     -   competition;
     -   the need for capital to fund expansion;
     -   the ability to manage expanding operations;
     -   dependence on customers and suppliers; and
     - other factors referenced in this proxy statement/prospectus or in our reports incorporated by reference.

     Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factor or to publicly announce the results of any revisions to any of the forward-looking statements contained here to reflect future events or developments.

                     WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C. (450 Fifth Street, N.W.), New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 " K" Street, Washington, DC 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1.   Registration Statement on Form 8-A, dated March 31, 1987;
     2. Annual Report on Form 10-K for the fiscal year ended October 31, 1999, as amended;
     3. Quarterly Report on Form 10-Q for the fiscal quarter ended January 30, 2000;
     4. Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2000;
     5.   Current Report on Form 8-K, dated November 4, 1999;
     6.   Current Report on Form 8-K, dated November 29, 1999;
     7.   Current Report on Form 8-K, dated January 14, 2000;
     8.   Current Report on Form 8-K, dated February 22, 2000;
     9.   Current Report on Form 8-K, dated March 15, 2000;
    10.   Current Report on Form 8-K, dated March 28, 2000;
    11.   Current Report on Form 8-K, dated May 19, 2000;
    12.   Current Report on Form 8-K, dated May 31, 2000;
    13.   Current Report on Form 8-K, dated June 21, 2000; and
    14.   Current Report on Form 8-K/A dated June 30, 2000.

     In addition to these reports filed by Photronics, we are also incorporating by reference into this prospectus the consolidated financial statements for Align-Rite and the notes thereto contained in Item 8 of Align-Rite's form 10-K for the fiscal year ended March 31, 1999 filed with the SEC.

     You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                       Photronics, Inc.
                       Investor Relations
                       15 Secor Road
                       Brookfield, CT 06804
                       Attention: Michael W. McCarthy
                       (203) 775-9000
                       e-mail:  mmccarthy@brk.photronics.com

     This prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement.

                               USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling shareholders in the offering.


                           SELLING SECURITY HOLDERS

     In June, 2000, we sold to the selling shareholders common stock in a private placement and agreed to register the common stock to those selling shareholders for resale. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The following table sets forth certain information regarding the beneficial ownership of the common stock, as of June 29, 2000, by each of the selling shareholders.

     The information provided in the table below with respect to each selling shareholder has been obtained from such selling shareholder. Except as otherwise disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with Photronics. Because the selling shareholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling shareholders after this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of June 29, 2000, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group. Applicable percentages are based on 29,531,908 shares outstanding on June 23, 2000, adjusted as required by rules promulgated by the SEC.



                            Number of             Number of
                            Shares of the         shares of the      Percent-
                            common stock          common stock       age of
                            owned prior           being offered      Out-
Name                        to this offering      in this offering   standing
----                        ----------------      ----------------   --------

Prism Partners 1                      63,000        63,000             *
Prism Partners Offshore Fund I         9,000         9,000             *
Prism Partners Offshore Fund II       18,000        18,000             *

NewCastle Partners                    13,000        13,000             *
NewCastle Millennium                   6,000         6,000             *
NewCastle Millennium II                1,000         1,000             *

CMC Small Cap Fund #6                 24,000        24,000             *
Columbia Small Cap Fund #8            60,100        60,100             *
CTC Small Stock Inv Fund #105         14,000        14,000             *
Hanford Oper & Eng #97                 8,900         8,900             *
Pitt. & Co.                            6,400         6,400             *
Teamsters Affiliate Pension #315       5,200         5,200             *
National Electric Pension #318        22,200        22,200             *
YMCA Retirement Fund #330              9,200         9,200             *

Prudential Small Company Value Fund  299,300       299,300          1.0%
VCA - 6 Account                      130,700       130,700             *

Formula Unit Trust                    80,000        80,000             *

Maple Row Partners LP                100,000       100,000             *

Willow Creek Capital Partners         50,000        50,000             *

Columbus Capital Partners LP          70,000        70,000             *

Kenneth McCain Family Trust           10,000        10,000             *

-----------------------------------------------------------

*  Less than 1% of the outstanding shares of common stock.

                            PLAN OF DISTRIBUTION

     The shares of common stock offered by the selling shareholders may be sold from time to time to purchasers directly by any of the selling shareholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling shareholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling shareholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National
Market or in private transactions. In addition to sales of common stock pursuant to this Registration Statement of which this prospectus is a part, the selling shareholders may sell such common stock in compliance with Rule
144 promulgated under the Securities Act of 1933.

     The selling shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have agreed to register the selling shareholders' common stock under applicable federal and state securities laws under certain circumstances and at certain times. We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents and fees of advisors to the selling shareholders and transfer taxes. Such expenses (excluding such commissions and discounts, fees and taxes) are estimated to be $29,336. The agreements provide for cross-indemnification of the selling shareholders and Photronics to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

                                LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for Photronics by Paul, Hastings, Janofsky & Walker, LLP, Stamford, Connecticut.

                                   EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Photronics, Inc. Annual Report on Form 10-K for the year ended October 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Align-Rite International, Inc. for the year ended March 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The supplementary consolidated financial statements of Photronics, Inc. and subsidiaries (except the consolidated financial statements of Align-Rite International, Inc. and subsidiaries as of March 31, 1998 and for the years ended March 31, 1998 and 1997) as of October 31, 1999 and November 1, 1998, and for each of the three years in the period ended October 31, 1999, incorporated by reference from Photronics Inc. Form 8-K/A dated June 30, 2000 in this prospectus have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference. The supplementary consolidated financial statements give retroactive effect to the merger of Photronics, Inc. and Align-Rite International, Inc. which has been accounted for as a pooling-of-interests. The audited financial statements of Align-Rite International, Inc., and subsidiaries as of March 31, 1998 and for each of the two years in the period ended March 31, 1998, not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein. Such financial statements, to the extent that they have been included in the supplementary financial statements of Photronics, Inc., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting. All of the foregoing firms are independent auditors.

                              TABLE OF CONTENTS


                                                                      PAGE

Prospectus Summary....................................................

Risk Factors..........................................................

Where You Can Get More Information....................................

Use of Proceeds.......................................................

Selling Security Holders..............................................

Plan of Distribution..................................................

Legal Matters.........................................................

Experts...............................................................

                                   PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by Photronics in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

     Registration Fee . . . . . . . . . . . . . . . . .$  7,186
     Printing and engraving expenses...................$    200
     Legal fees and expenses...........................$  5,000
     Accounting Fees and Expenses......................$ 10,000
     Miscellaneous.....................................$    500
     Nasdaq Additional Listing Fee.....................$  6,450
                                                        -------
     Total.............................................$ 29,336
                                                        =======

Item 15.  Indemnification of Directors and Officers.

     Under applicable Connecticut law, the Company shall provide for indemnification of its directors, officers, employees and agents. Applicable Connecticut law requires the Company to indemnify a director against judgements and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if a director is successful on the merits in defense, or acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and in all other cases that his conduct was at least not opposed to the best interests of the corporation, or in a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified. Finally, the Company maintains director and officer liability insurance which provides insurance for the Company's directors and officers in connection with claims brought against them in their capacity as such with the Company.

     Article Ninth of the Company's Certificate of Incorporation limits directors' monetary liability for actions or omissions made in good faith, which are later determined to be a breach of their duty as directors of the Company. Article Ninth does not eliminate or limit a director's liability for breaches of fiduciary duty for actions or omissions which (i) involved a knowing and culpable violation of law; (ii) enabled a director or an associate (as defined in the Act) to receive an improper personal economic gain; (iii) showed a lack of good faith and conscious disregard for his duty as a director under circumstances where the director was aware that his actions created an unjustifiable risk of serious injury to the Company; (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of his duty; or (v) involved the improper distribution of Company assets to its shareholders or an improper loan to an officer, director or 5% shareholder. Article Ninth also does not preclude suits for equitable relief, such as an injunction, nor would it shield directors from liability for violations of the federal securities laws. Moreover, Article Ninth does not limit the liability of directors for any act or omission that occurred prior to the date the Article became effective and does not limit the potential liability of officer-directors in their capacity as officers.

Item 16.  Exhibits.

   * 5.1   -  Opinion of Paul, Hastings, Janofsky and Walker LLP
    23.1   -  Consent of PricewaterhouseCoopers LLP
    23.2   -  Consent of Deloitte & Touche LLP

----------------------------------

   * to be filed by amendment

Item 17.  Undertakings.

(a)  Rule 415 offerings.

     The undersigned registrant hereby undertakes:

     (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings incorporating subsequent Exchange Act documents by reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Registration Statement Permitted by Rule 430A

     The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  Incorporated annual and quarterly reports.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e)  Request for acceleration of effective date.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brookfield, State of Connecticut, on the 30th day of June, 2000.





                                            PHOTRONICS, INC.


                                            By /s/ CONSTANTINE S. MACRICOSTAS
                                            ---------------------------------
                                            Constantine S. Macricostas,
                                            Chairman of the Board


                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael J. Yomazzo and Jeffrey P. Moonan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                              Title                    Date
---------                              -----                    ----

/s/ CONSTANTINE S. MACRICOSTAS     Chairman of the Board of     June 30, 2000
------------------------------     Directors and Director
Constantine S. Macricostas

/s/ MICHAEL J. YOMAZZO             Vice Chairman of the Board   June 30, 2000
----------------------             and Director
Michael J. Yomazzo

/s/ JAMES R. NORTHUP               President                    June 30, 2000
--------------------               (Principal Executive Officer)
James R. Northup

/s/ JEFFREY P. MOONAN              Vice President, Finance      June 30, 2000
---------------------              and Administration
Jeffrey P. Moonan                  (Principal Executive Officer)

/s/ ROBERT J. BOLLO                Vice President/Finance and   June 30, 2000
-------------------                Chief Financial Officer
Robert J. Bollo                    (Principal Financial and
                                   Accounting Officer)

/s/ WALTER M. FIEDEROWICZ          Director                     June 30, 2000
-------------------------
Walter M. Fiederowicz

/s/ JOSEPH A. FIORITA, JR.         Director                     June 30, 2000
--------------------------
Joseph A. Fiorita, Jr.
Director

/s/ WILLEM D. MARIS                Director                     June 30, 2000
-------------------
Willem D. Maris

                                EXHIBITS INDEX


Exhibit No.                          Description
-----------                          -----------

23.1                                 Consent of PricewaterhouseCoopers LLP

23.2                                 Consent of Deloitte & Touche LLP